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SEC 2069 (11-01)
Previous versions obsolete   Potential persons who are to respond to the
                             collections of information contained in this form are not required to respond unless the form displays a currently valid OMB control number

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                         United States              OMB APPROVAL
               SECURITIES AND EXCHANGE COMMISSION   ----------------------------
                     Washington, D.C. 20549         OMB Number: 3235-0167
                            Form 15                 ----------------------------
                                                    Expires: October 31, 2004
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                                                    Estimated average burden
                                                    hours per response.....1.50
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CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF
THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                       Commission File Number     0-17919
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                        Surgical Laser Technologies, Inc.
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             (Exact name of registrant as specified in its charter)

       147 Keystone Drive, Montgomeryville, Pennsylvania 18936, Telephone
                             Number (215) 619-3600
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  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                          Common Stock, $0.01 par value
               8% Convertible Subordinated Notes due July 30, 1999
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            (Title of each class of securities covered by this Form)

                                      None
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  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

        Rule 12g-4(a)(1)(i)  [X]                 Rule 12h-3(b)(1)(i)   [X]
        Rule 12g-4(a)(1)(ii)                     Rule 12h-3(b)(1)(ii)
        Rule 12g-4(a)(2)(i)                      Rule 12h-3(b)(2)(i)
        Rule 12g-4(a)(2)(ii)                     Rule 12h-3(b)(2)(ii)
                                                 Rule 15d-6


Approximate number of holders of record as of the certification or notice date:

Common Stock, $0.01 par value - 1 holder    8% Convertible Subordinated Notes due July 30, 1999 - 0 holders
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

Pursuant to the requirements of the Securities Exchange Act of 1934, Surgical Laser Technologies, Inc., a Delaware corporation, has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                             SURGICAL LASER TECHNOLOGIES, INC.


Date: January 13, 2003                       By:    /s/ Jeffrey F. O'Donnell
                                                    ------------------------
                                             Name:  Jeffrey F. O'Donnell
                                                    ------------------------
                                             Title: Chief Executive Officer
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Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the
General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.